EXHIBIT 14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firms” and “Experts” in this Registration Statement on Form N-14 of T. Rowe Price Index Trust, Inc., T. Rowe Price U.S. Bond Index Fund, Inc. and T. Rowe Price International Index Fund, Inc. and to the incorporation by reference therein of our report dated March 11, 2005, with respect to the financial statements and financial highlights of TD Waterhouse Trust included in its Annual Report (Form N-CSR) for the year ended January 31, 2005, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

New York, New York
March 29, 2005